                                                                       Exhibit 2








                      PLAN OF CONVERSION AND REORGANIZATION
                                       OF
                        FIRST FEDERAL BANKSHARES, M.H.C.

                                TABLE OF CONTENTS

1.   INTRODUCTION.............................................................................................1

2.   DEFINITIONS..............................................................................................1

3.   PROCEDURES FOR CONVERSION................................................................................6

4.   HOLDING COMPANY APPLICATIONS AND APPROVALS...............................................................8

5.   SALE OF SUBSCRIPTION SHARES..............................................................................8

6.   PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES.........................................................8

7.   RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY..................................................9

8.   SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).........................................9

9.   SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY).................................................10

10.  SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE
        ACCOUNT HOLDERS (THIRD PRIORITY)  ...................................................................10

11.  SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)..................................................10

12.  COMMUNITY OFFERING......................................................................................11

13.  SYNDICATED COMMUNITY OFFERING...........................................................................11

14.  LIMITATION ON PURCHASES.................................................................................12

15.  PAYMENT FOR SUBSCRIPTION SHARES.........................................................................13

16.  MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS............................................14

17.  UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT.........................................15

18.  RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES.......................................................15

19.  ESTABLISHMENT OF LIQUIDATION ACCOUNT....................................................................16

20.  VOTING RIGHTS OF STOCKHOLDERS...........................................................................17

21.  RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION........................................................17

22.  REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS
     FOLLOWING THE CONVERSION................................................................................17

23.  TRANSFER OF DEPOSIT ACCOUNTS............................................................................18

24.  REGISTRATION AND MARKETING..............................................................................18


                                       (i)

25.  TAX RULINGS OR OPINIONS.................................................................................18

26.  STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS...........................................................18

27.  RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY.................................................19

28.  PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK............................................................19

29.  CHARTER AND BYLAWS......................................................................................19

30.  CONSUMMATION OF CONVERSION AND EFFECTIVE DATE...........................................................19

31.  EXPENSES OF CONVERSION..................................................................................20

32.  AMENDMENT OR TERMINATION OF PLAN........................................................................20

33.  CONDITIONS TO CONVERSION................................................................................20

34.  INTERPRETATION..........................................................................................20


     EXHIBIT A         MHC AGREEMENT OF MERGER

     EXHIBIT B         BANK AGREEMENT OF MERGER

     EXHIBIT C         AMENDED CHARTER OF FIRST FEDERAL SAVINGS BANK OF
                       SIOUXLAND

     EXHIBIT D         CERTIFICATE OF INCORPORATION OF THE HOLDING COMPANY

     EXHIBIT E         BYLAWS OF HOLDING COMPANY



                                      (ii)

                    PLAN OF CONVERSION AND REORGANIZATION OF
                        FIRST FEDERAL BANKSHARES, M.H.C.


1.   INTRODUCTION

     This Plan of Conversion and Reorganization (the "Plan") provides for the conversion of First Federal Bankshares, M.H.C. (the "Mutual Holding Company") into First Federal Bankshares, Inc., a capital stock corporation organized under Delaware law (the "Holding Company"). The Mutual Holding Company currently owns a majority of the common stock of First Federal Savings Bank of Siouxland (the "Bank"), a federal stock savings bank which is headquartered in Sioux City, Iowa. The purpose of the Conversion is to convert the Mutual Holding Company to the capital stock form of organization, which will provide the Holding Company and the Bank with greater flexibility and capital resources to respond to changing regulatory and market conditions and to effect corporate transactions, including mergers and acquisitions. One of the specific purposes of the Conversion is to enable the Bank to acquire Mid-Iowa Financial Corp. ("Mid-Iowa Financial"), a Delaware-chartered holding company and parent of Mid-Iowa Savings Bank, FSB ("Mid-Iowa Savings"), a federal stock savings bank. Pursuant to an Agreement and Plan of Reorganization dated August 17, 1998 by and between the Mutual Holding Company, the Bank, Mid-Iowa Financial and Mid-Iowa Savings, the Bank will acquire Mid-Iowa Savings and each outstanding share of Mid-Iowa Financial common stock will be converted into the right to receive $15 in cash. The Conversion will generate capital to support the acquisition of Mid-Iowa Financial. The Holding Company will offer its Common Stock upon the terms and conditions set forth herein to Eligible Account Holders, the Employee Plans established by the Bank or the Holding Company, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in this Plan. Any Subscription Shares not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public directly by the Holding Company through a Community Offering or a Syndicated Community Offering or through an underwritten firm commitment public offering, or through a combination thereof. As part of the Conversion, each Minority Stockholder will receive Common Stock of the Holding Company in exchange for Minority Shares. The Conversion will result in the voting interests of the Mutual Holding Company's members being transferred to persons who purchase Subscription Shares in the Offering and persons who exchange common stock of the Bank for Common Stock of the Holding Company. The Conversion will have no impact on depositors, borrowers or customers of the Bank. After the Conversion, the Bank will continue to be regulated by the OTS as its chartering authority. The Bank also will continue to be a member of the Federal Home Loan Bank System and all its insured savings deposits will continue to be insured by the FDIC to the full extent provided by applicable law.

     This Plan has been adopted by the Board of Directors of the Mutual Holding Company, and must also be approved by (i) a majority of the total number of votes entitled to be cast by Voting Members of the Mutual Holding Company at a Special Meeting of Members to be called for that purpose, and (ii) at least two-thirds of the outstanding common stock of the Bank at the Special Meeting of Stockholders, including at least a majority of the votes cast, in person or by proxy, by the Minority Stockholders. Prior to the submission of this Plan to the Voting Members and stockholders of the Bank for consideration, this Plan must be approved by the OTS.

2.   DEFINITIONS

     For the purposes of this Plan, the following terms have the following meanings:

     Account Holder - Any Person holding a Deposit Account in the Bank.

     Acting in Concert - The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

     Actual Purchase Price - The per share price at which the Common Stock is ultimately sold in accordance with the terms hereof.

     Adjusted Majority Ownership Interest - The percentage of the Common Stock of the Bank owned by the Mutual Holding Company as adjusted to reflect the MHC Assets Adjustment.

     Adjusted Minority Ownership Interest - The Minority Ownership Interest as adjusted by the MHC Assets Adjustment.

     Affiliate - Any person that controls, is controlled by, or is under common control with another person.

     Associate - The term Associate when used to indicate a relationship with any person, means (i) any corporation or organization (other than the Holding Company, the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that for the purposes of Sections 8 through 15, the term "Associate" does not include any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a Director or Officer of the Bank or the Holding Company, or any of its parents or subsidiaries.

     Bank - First Federal Savings Bank of Siouxland, Sioux City, Iowa.

     Bank Merger - The merger of the Interim Savings Bank with the Bank as set forth in this Plan.

     Code - The Internal Revenue Code of 1986, as amended.

     Common Stock - The common stock, par value $.01 per share, of the Holding Company.

     Community - The State of Iowa, the Nebraska counties of Dakota, Dixon, Thurston, Cedar and Wayne, and the South Dakota counties of Union, Clay, Yankton, Lincoln and Turner.

     Community Offering - The offering for sale to certain members of the general public directly by the Holding Company of any shares not subscribed for in the Subscription Offering.

     Control (including the terms "controlled by", "controlling" and "under common control with") - The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Conversion - The conversion and reorganization of the Mutual Holding Company to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the MHC Merger, the Share Exchange and the Offering.

     Conversion Stock - The Subscription Shares and the Exchange Shares issued in the Conversion.

     Deposit Account - The term Deposit Account means any withdrawable account as defined in Section 561.42 of the Rules and Regulations of the OTS, and shall include all demand deposit accounts and certificates of deposit.

     Director - A member of the Board of Directors of the Bank, the Holding Company or the Mutual Holding Company, as appropriate in the context.

     Eligible Account Holder - Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account.

     Eligibility Record Date - The date for determining Eligible Account Holders of the Bank which is September 30, 1997.

     Employees - All Persons who are employed by the Bank or any subsidiary of the Bank, or the Mutual Holding Company.

     Employee Plans - Any Tax-Qualified Employee Stock Benefit Plan of the Bank, including the ESOP.

     ESOP - An Employee Stock Ownership Plan and related trust established by the Bank or the Holding Company.

     Estimated Valuation Range - The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Estimated Valuation Range will vary within 15% above and 15% below, respectively, the midpoint of the Estimated Valuation Range.

     Exchange Ratio - The rate at which shares of Holding Company Common Stock are exchanged for Minority Shares upon consummation of the Conversion. The Exchange Ratio shall be determined as of the closing of the Conversion and shall be the ratio that will result in the Minority Stockholders owning in the aggregate the same percentage of the outstanding shares of Common Stock of the Holding Company immediately upon completion of the Conversion as the percentage of Bank common stock owned by them in the aggregate immediately prior to the consummation of the Conversion, before giving effect to (i) the payment of cash in lieu of issuing fractional shares of Holding Company Common Stock, (ii) the MHC Assets Adjustment, and (iii) any shares of Common Stock purchased by the Minority Stockholders in the Conversion.

     Exchange Shares - Shares of Common Stock, par value $.01 per share, of the Holding Company issued to Minority Stockholders in exchange for Minority Shares.

     FDIC - The Federal Deposit Insurance Corporation.

     Holding Company - The Delaware (or other state) corporation formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion. Shares of Common Stock of the Holding Company will be issued in the Conversion to Participants and others in the Conversion.

     Independent Appraiser - The appraiser retained by the Mutual Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Conversion Stock.

     Independent Valuation - The estimated pro forma market value of the Holding Company and the Bank as determined by the Independent Appaiser.

     Interim Savings Bank - One or more interim savings bank subsidiaries of the Bank or the Holding Company established by the Bank or the Holding Company to effect the Conversion.

     Liquidation Account - The account established for Eligible Account Holders and Supplemental Eligible Account Holders as set forth in this Plan pursuant to 12 C.F.R. ss.563b.3(f) and OTS policy.

     Member - Any Person or entity who qualifies as a member of the Mutual Holding Company pursuant to its charter and bylaws.

     MHC Assets Adjustment - The adjustment to the number of shares of Common Stock issued in the Conversion to Minority Stockholders in exchange for their shares of Bank common stock to reflect the market value of assets of the Mutual Holding Company other than common stock of the Bank, which adjustment shall be made by multiplying the Minority Ownership Interest by a fraction, (i) the numerator of which is the pro forma market value of the Holding Company less the market value of assets of the Holding Company other than the Bank common stock, and (ii) the denominator of which is the pro forma market value of the Holding Company.

     MHC Merger - The merger of the Mutual Holding Company with the Bank as set forth in this Plan.

     Minority Ownership Interest - The percentage of the Bank's common stock held by stockholders other than the Mutual Holding Company immediately prior to the completion of the Conversion.

     Minority Shares - Any outstanding common stock of the Bank, or shares of common stock of the Bank issuable upon the exercise of options or grant of stock awards, held by persons other than the Mutual Holding Company.

     Minority Stockholder - Any owner of Minority Shares immediately prior to the closing of the Conversion.

     Mutual Holding Company - First Federal Bankshares, M.H.C., the mutual holding company of the Bank.

     OTS - The Office of Thrift Supervision of the Department of the Treasury or any successor thereto.

     Offering - The offering for sale, pursuant to this Plan, of Common Stock in a Subscription Offering, Community Offering, and Syndicated Community Offering (or underwritten public offering), as the case may be. The term "Offering" does not include the Common Stock of the Holding Company issued in exchange for Minority Shares pursuant to this Plan.

     Offering Range - The aggregate purchase price of the Common Stock to be sold in the Offering based on the Independent Valuation expressed as a range which may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range. The Offering Range will be equal to the Estimated Valuation Range multiplied by the Adjusted Minority Ownership Interest.

     Officer - An executive officer of the Bank or the Mutual Holding Company as appropriate in the context, which includes the Chief Executive Officer, President, Senior Vice Presidents, Vice President in charge of principal business functions, Secretary and Controller and any Person performing functions similar to those performed by the foregoing persons.

     Order Form - Any form (together with any attached cover letter and/or certifications or acknowledgments), sent by the Bank to any Participant or Person containing among other things a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Conversion Stock in the Subscription Offering.

     Other Member - Any Member on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder.

     Participant - Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder or Other Member.

     Person - An individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

     Plan - This Plan of Conversion and Reorganization of the Mutual Holding Company, including the MHC Merger and the Bank Merger, as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

     Prospectus - The one or more documents used in offering the Conversion
Stock.

     Qualifying Deposit - The aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

     Recognition Plans - The Bank's Recognition and Retention Plans and related trusts adopted by the Board of Directors of the Bank and/or the Holding Company.

     Resident - Any Person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank. A Participant must be a "Resident" for purposes of determining whether such Person "resides" in the Community as such term is used in this Plan.

     SEC - The Securities and Exchange Commission.

     Share Exchange - The Exchange of Minority Shares for Holding Company Common Stock in the Conversion.

     Special Meeting of Members - The special meeting of members of the Mutual Holding Company and any adjournments thereof held to consider and vote upon this Plan.

     Special Meeting of Stockholders - The special meeting of stockholders of the Bank and any adjournments thereof held to consider and vote upon this Plan.

     Subscription Offering - The offering of Subscription Shares to
Participants.

     Subscription Price - The price per share of Subscription Shares to be paid by Participants in the Subscription Offering and Persons in the Community Offering.

     Subscription Shares - The $.01 par value common stock offered and issued by the Holding Company in the Offering. Subscription Shares do not include shares of Common Stock issued in exchange for Minority Shares in the Share Exchange.

     Supplemental Eligible Account Holder - Any Person, other than Directors and Officers of the Bank and their Associates, holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder.

     Supplemental Eligibility Record Date - The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding OTS approval of the application for conversion.

     Syndicated Community Offering - The offering of Subscription Shares following the Subscription and Community Offerings through a syndicate of broker-dealers.

     Tax-Qualified Employee Stock Benefit Plan - Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code. The Bank may make scheduled discretionary contributions to a tax-qualified employee stock benefit plan, provided such contributions do not cause the Bank to fail to meet its regulatory capital requirement. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution plan which is not so qualified.

     Voting Member - Any Person who at the close of business on the Voting Record Date is entitled to vote as a member of the Mutual Holding Company pursuant to its charter and bylaws.

     Voting Record Date - The date fixed by the Directors in accordance with OTS regulations for determining eligibility to vote at the Special Meeting of Members and/or the Special Meeting of Stockholders.

3.   PROCEDURES FOR CONVERSION

     A. After approval of the Plan by the Board of Directors of the Bank and the Mutual Holding Company, the Plan and all other necessary information will be submitted to the OTS for its approval. Notice of the adoption of the Plan and all other necessary information by the Board of Directors of the Bank and the Mutual Holding Company and the submission of the Plan to the OTS for its approval will be published in a newspaper having general circulation in each community in which an office of the Bank is located, and copies of the Plan will be made available at each office of the Bank for inspection by the Members. Upon receipt of notice from the OTS to do so, the Mutual Holding Company also will cause to be published a notice of the filing with the OTS of an application to convert in accordance with the provisions of the Plan.

     B. Promptly following approval by the OTS, the Plan will be submitted to a vote of (i) the Voting Members, at the Special Meeting of Members, and (ii) the stockholders of the Bank at the Special Meeting of Stockholders. The Mutual Holding Company will mail to all Members as of the Voting Record Date, at their last known address appearing on the records of the Bank, a proxy statement in either long or summary form describing the Plan which will be submitted to a vote of the Members at the Special Meeting of Members. The Mutual Holding Company will also mail to all Participants either a Prospectus and Order Form for the purchase of Subscription Shares or a letter informing them of their right to receive a Prospectus and Order Form and a postage prepaid card to request such materials, subject to the provisions of Sections 16 through 18 of the Plan. In addition, all Participants will receive, or be given the opportunity to request by either returning a postage prepaid card which will be distributed with the proxy statement or by letter addressed to the Bank's Secretary, a copy of the Plan as well as the certificate of incorporation or bylaws of the Holding Company. Upon approval of the Plan by (i) a majority of the total number of votes eligible to be cast by the Voting Members, (ii) at least two-thirds of the outstanding common stock of the Bank, and (iii) a majority vote of Minority Stockholders present in person or by proxy, the Mutual Holding Company, the Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion and Offering. The Conversion must be completed within 24 months of the approval of this Plan by the Voting Members, unless a longer time period is permitted by governing laws and regulations.

     C. The Conversion will be effected as follows, or in any other manner approved by the OTS which is consistent with the purposes of this Plan and applicable laws and regulations. The choice of which method to use to effect the Conversion will be made by the Board of Directors of the Mutual Holding Company immediately prior to the closing of the Conversion. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to (i) the Plan, (ii) the intent of the Board of Directors of the Mutual Holding Company and the Bank, and (iii) OTS regulations. Approval of this Plan by the Members and stockholders of the Bank shall also constitute approval of each of the conditions to the implementation of this Plan, including the Bank Merger and the MHC Merger, as discussed herein.

     1. The Bank will organize the Holding Company (which will become the stock holding company of the Bank) as a first-tier subsidiary of the Bank.

     2. The Holding Company will organize Interim Savings Bank as a wholly-owned subsidiary of the Holding Company.

     3. The Mutual Holding Company will convert into an interim federal stock savings association and will simultaneously merge with and into the Bank (the "MHC Merger") pursuant to the Agreement of Merger attached hereto as Exhibit A between the Mutual Holding Company and the Bank, whereby the shares of Bank common stock held by the Mutual Holding Company will be canceled and each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in the Liquidation Account of the Bank in exchange for such Member's interest in the Mutual Holding Company.

     4. Interim Savings Bank will merge with and into the Bank (the "Bank Merger") with the Bank as the resulting entity pursuant to the Agreement of Merger attached hereto as Exhibit B between the Bank, the Holding Company and the Interim Savings Bank, whereby each Minority Stockholder shall receive Common Stock of the Holding Company in exchange for Minority Shares, based on the Exchange Ratio, with cash paid in lieu of fractional shares based upon the Actual Purchase Price.

     5. All of the shares of common stock of Interim Savings Bank held by the Holding Company shall be converted into shares of common stock of the Bank.

     6. Contemporaneously with the Bank Merger, the Holding Company will offer for sale in the Offering Subscription Shares representing the pro forma market value of the Holding Company immediately prior to the Conversion.

     D. As part of the Conversion, each of the Minority Shares shall automatically, without further action of the holder thereof, be converted into and become the right to receive Common Stock of the Holding Company based upon the Exchange Ratio established by the Board of Directors of the Holding Company and the Bank, subject to OTS approval. The basis for exchange of Minority Shares for Common Stock of the Holding Company shall be fair and reasonable. Options to purchase shares of Bank common stock which are outstanding immediately prior to the consummation of the Conversion shall be converted into options to purchase shares of Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

     E. Concurrently with the filing of the Conversion Application with the OTS, the Holding Company will register the Conversion Stock with the SEC and any appropriate state securities authorities. In addition, if required by applicable law and regulations, the Board of Directors of the Bank will prepare preliminary proxy materials as well as other applications and information for review by the OTS in connection with the solicitation of stockholder and member approval of the Plan.

     F. The Charter of the Bank will be amended upon consummation of the Conversion to reflect the establishment of the Liquidation Account. The Charter, as amended, will read in the form of Exhibit C. The Bylaws of the Bank shall be unaffected by the Conversion.

     G. The home office and branch offices of the Bank will be unaffected by the Conversion. The executive offices of the Holding Company will be located at the current offices of the Mutual Holding Company.

4.   HOLDING COMPANY APPLICATIONS AND APPROVALS

     The Board of Directors of the Holding Company and the Bank will take all necessary steps to convert the Mutual Holding Company to stock form, form the Holding Company and complete the Offering. The Holding Company shall make timely applications for any requisite regulatory approvals, including an Application on Form AC and a Holding Company Application on Form H-(e)1 or H-(e)1-S, to be filed with the OTS and a Registration Statement on Form S-1 to be filed with the SEC.

5.   SALE OF SUBSCRIPTION SHARES

     The Subscription Shares will be offered simultaneously in the Subscription Offering to the Participants in the respective priorities set forth in Sections 8 through 12. The Subscription Offering may begin as early as the mailing of the Proxy Statement for the Special Meeting of Members. The Common Stock will not be insured by the FDIC. The Bank will not knowingly lend funds or otherwise extend credit to any Person to purchase shares of the Common Stock.

     Any shares of Common Stock not subscribed for in the Subscription Offering will be offered for sale in the Community Offering as provided in Section 12. The Subscription Offering may begin prior to the Special Meeting of Members and, in that event, the Community Offering may also begin prior to the Special Meeting of Members. The offer and sale of Common Stock prior to the Special Meeting of Members, however, will be subject to the approval of this Plan by the Voting Members and stockholders of the Bank.

     If feasible, any shares of Common Stock remaining after the Subscription and Community Offerings, will be sold in a Syndicated Community Offering in a manner that will achieve the widest distribution of the Common Stock. The sale of all Common Stock subscribed for in the Subscription and Community Offerings will be consummated simultaneously on the date the sale of Common Stock in the Syndicated Community Offering is consummated and only if all unsubscribed for Common Stock is sold.

6.   PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

     The total number of shares (or a range thereof) of Common Stock to be issued and offered in the Conversion will be determined jointly by the Boards of Directors of the Bank and of the Holding Company immediately prior to the commencement of the Subscription and Community Offerings and will be based on the Estimated Valuation Range divided by the Subscription Price. The Offering Range will be equal to the Estimated Valuation Range multiplied by the Minority Ownership Interest. The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment if necessitated by market or financial conditions, with the approval of the OTS, if necessary, and the maximum of the Estimated Valuation Range may be increased by up to 15% subsequent to the commencement of the Subscription and Community Offerings to reflect changes in market and financial conditions. The number of shares of Conversion Stock issued in the Conversion will be equal to the estimated pro forma market value of the Holding Company, as may be amended, divided by the Subscription Price, and the number of Subscription Shares sold in the Offering will be equal to the product of (i) the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price, and (ii) the Adjusted Majority Ownership Interest.

     All shares sold in the Offering will be sold at a uniform price per share referred to in this Plan as the Subscription Price. The estimated consolidated pro forma market value of the Holding Company will be determined for such purpose by the Independent Appraiser. Prior to the commencement of the Subscription and Community Offerings, an Estimated Valuation Range will be established, which range will vary within 15% above to 15% below the midpoint of such range. The number of shares of Common Stock to be issued and the purchase price per share may be increased or decreased by the Holding Company. In the event that the aggregate purchase price of the Common Stock is below the minimum of the Estimated Valuation Range, or materially above the maximum of the Estimated Valuation Range, resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Estimated Valuation Range will not be deemed material so as to require a resolicitation. Any such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the OTS if required.

     Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of shares of Conversion Sock issued in the Conversion multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. An increase in the aggregate value of the Conversion Stock by up to 15% above the maximum of the Estimated Valuation Range would not be deemed to be material. If such confirmation is not received, the Holding Company may cancel the Subscription and Community Offerings and/or the Syndicated Community Offering, extend the Conversion, establish a new Subscription Price and/or Estimated Valuation Range, extend, reopen or hold new Subscription and Community Offerings and/or Syndicated Community Offering or take such other action as the OTS may permit.

     The Common Stock to be issued in the Conversion shall be fully paid and nonassessable.

7.   RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY

     Upon the consummation of the sale of all of the Common Stock and the issuance of Exchange Shares to Minority Stockholders, the Holding Company will own all of the capital stock of the Bank. The Holding Company will apply to the OTS to retain up to 50% of the proceeds of the Offering. The Offering proceeds will provide economic strength to the Holding Company and the Bank and may facilitate the possible expansion of the Bank through acquisitions of other financial service organizations and possible diversification into other related businesses. The Offering proceeds also may be used by the Holding Company for other business and investment purposes, including the possible payment of dividends and future repurchases of the Common Stock as permitted by the OTS.

8.   SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

     A. Each Eligible Account Holder shall receive, without payment, nontransferable subscription rights to subscribe in the Subscription Offering for the greater of 85,000 Subscription Shares, .10% of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the aggregate number of Exchange Shares and Subscription Shares issued in the Conversion by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the purchase limitations of
Section 14.

     B. In the event that Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

     C. Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on increased deposits in the Bank made by such persons during the 12 months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders.

9.   SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

     At the discretion of the Board of Directors of the Bank, the Employee Plans of the Holding Company and the Bank shall receive, without payment, subscription rights to purchase in the aggregate up to 8% of the Common Stock offered in the Subscription Offering, including any shares of Common Stock to be issued in the Subscription Offering as a result of an increase in the Estimated Valuation Range after commencement of the Subscription Offering and prior to completion of the Conversion. Consistent with applicable laws and regulations and practices and policies of the OTS, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company or the Bank.

10.  SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD
     PRIORITY)

     A. Each Supplemental Eligible Account Holder shall receive, without payment, nontransferable subscription rights to subscribe in the Subscription Offering for the greater of 85,000 Subscription Shares, .10% of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the aggregate number of Exchange Shares and Subscription Shares issued in the Conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of the Eligible Account Holders under
Section 8 and, at the discretion of the Board of Directors, the Employee Plans under Section 9, and to the purchase limitations specified in Section 14.

     B. In the event that Supplemental Eligible Account Holders exercise Subscription Rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of 100 shares or the number of shares subscribed for by each such Supplemental Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each such Supplemental Eligible Account Holder bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

11.  SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

     A. Each Other Member shall receive, without payment, nontransferable subscription rights to subscribe in the Subscription Offering for the greater of 85,000 Subscription Shares, or .10% of the total offering of shares, subject to the purchase limitations specified in Section 14.

     B. In the event that such Other Members subscribe for a number of Subscription Shares which, when added to the Subscription Shares subscribed for by the Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of Subscription Shares being issued, the subscriptions of such Other Members will be allocated to those Other Members residing in the Community in proportion to the amounts of their relative subscriptions and thereafter to those Other Members not residing in the Community.

12.  COMMUNITY OFFERING

     If less than the total number of shares of Common Stock to be subscribed for in the Offering are sold in the Subscription Offering, shares remaining unsubscribed for will be made available for purchase in the Community Offering to certain members of the general public, which may subscribe together with any Associate or group of persons Acting in Concert for up to 85,000 Subscription Shares, subject to the purchase limitations specified in
Section 14. The shares may be made available in the Community Offering through a direct community marketing program which may provide for utilization of a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. Shares offered in the Community Offering will be available for purchase by the general public with preference given first to Minority Stockholders, and then to natural persons residing in the Community (such natural persons referred to as the "Preferred Subscribers"). Any excess of shares will be available for purchase by the general public. The Holding Company shall make distribution of the Subscription Shares to be sold in the Community Offering in such a manner as to promote a wide distribution of Common Stock. The Holding Company reserves the right to reject any or all orders in whole or in part, which are received in the Community Offering. The number of Subscription Shares that any person may purchase in the Community Offering shall not exceed the purchase limitations specified in Section 14.

     Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of Preferred Subscribers, such stock will be allocated among the Preferred Subscribers in the manner that permits each such person, to the extent possible, to purchase the number of shares necessary to make his total allocation of Common Stock equal to the lesser of 100 shares offered or the number of shares subscribed for by each such Preferred Subscriber; provided that if there are insufficient shares available for such allocation, then shares will be allocated among Preferred Subscribers whose orders remain unsatisfied in the proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remain unsatisfied. If all orders of Preferred Subscribers are filled, any shares remaining will be allocated to other persons who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers. The Bank may establish all other terms and conditions of such offer. It is expected that the Community Offering will commence concurrently with the Subscription Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the OTS.

13.  SYNDICATED COMMUNITY OFFERING

     If feasible, the Board of Directors may determine to offer all Subscription Shares not subscribed for in the Subscription and Community Offerings in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Holding Company, in a manner that will achieve the widest distribution of the Common Stock subject to the right of the Bank to accept or reject in whole or in part any subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any person together with any Associate or group of Persons acting in concert may purchase a number of Subscription Shares that when combined with Exchange Shares received by such person, together with any Associate or group of Persons acting in concert is equal to 85,000 shares, subject to the purchase limitations specified in Section 14 and provided, however, that the shares purchased by any Person together with an Associate or group of Persons acting in concert pursuant to Section 12 shall be counted toward meeting the maximum purchase limitation found in this Section 13. Provided that the Subscription Offering has commenced, the Bank may commence the Syndicated Community Offering at any time after the mailing to the Members of the Proxy Statement to be used in connection with the Special Meeting of Members, provided that the completion of the offer and sale of the Subscription Shares shall be conditioned upon the approval of this Plan by the Voting Members. If the Syndicated Community Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Community Offering will be commenced as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

     Alternatively, if a Syndicated Community Offering is not held, the Bank shall have the right to sell any Subscription Shares remaining following the Subscription and Community Offerings in an underwritten firm commitment public offering. The provisions of Section 14 shall not be applicable to sales to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Subscription Price less an underwriting discount to be negotiated among such underwriters and the Bank, which will in no event exceed an amount deemed to be acceptable by the OTS.

     If for any reason a Syndicated Community Offering or an underwritten firm commitment public offering of shares of Subscription Shares not sold in the Subscription and Community Offerings cannot be effected, or in the event that any insignificant residue of shares of Subscription Shares is not sold in the Subscription and Community Offerings or in the Syndicated Community or underwritten firm commitment public offering, other arrangements will be made for the disposition of unsubscribed shares by the Bank, if possible. Such other purchase arrangements will be subject to the approval of the OTS.

14.  LIMITATION ON PURCHASES

     The following limitations shall apply to all purchases of shares of Subscription Shares:

     A. The maximum number of Subscription Shares which may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert shall not exceed 85,000 shares, except for the Employee Plans which may subscribe for up to 8% of the Common Stock offered in the Subscription Offering (including shares issued in the event of an increase in the Estimated Valuation Range of 15%); provided, however, that, in the event the maximum purchase limitation is increased, orders for Subscription Shares in the Community Offering and in the Syndicated Offering (or, alternatively, an underwritten firm commitment public offering), if any, shall, as determined by the Bank, first be filled to a maximum of 1,000 shares and thereafter remaining shares shall be allocated, on an equal number of shares basis per order, until all orders have been filled.

     B. The maximum number of shares of Common Stock which may be purchased in all categories of the Offering by Officers and Directors of the Bank and their Associates in the aggregate, when combined with Exchange Shares received by such persons, shall not exceed 25% of the Conversion Stock offered in the Conversion.

     C. The maximum number of Subscription Shares which may be subscribed for or purchased in all categories in the Offering by any Person or Participant together with any Associate or group of Persons Acting in Concert together with Exchange Shares received in the Share Exchange by any such Person, or Participant together with any Associate or group of Persons Acting in Concert shall not exceed 85,000 shares, except for the Employee Plans which may subscribe for up to 8% of the Holding Company Common Stock offered in the Subscription Offering (including shares issued in the event of an increase in the maximum of the Offering Range of 15%). Pursuant to this limitation, certain depositors may not be permitted to purchase stock in the Offering. Notwithstanding this limitation, Minority Stockholders who receive more than 85,000 shares issued in the Conversion shall not be required to divest any such shares (except as otherwise may be required by the OTS).

     D. A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

     If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person's Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person's Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits, and such maximum number of shares shall be reallocated among that Person and his or her Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each Person, separately).

     Depending upon market or financial conditions, the Board of Directors of the Holding Company, with the approval of the OTS and without further approval of the Members, may decrease or further increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares issued in the Conversion, except as provided below. If the Holding Company increases the maximum purchase limitations, the Holding Company is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Holding Company, resolicit certain other large subscribers. In the event that the maximum purchase limitation is increased to 5% of the shares issued in the Conversion, such limitation may be further increased to 9.99%, provided that orders for Common Stock exceeding 5% of the shares issued in the Conversion, shall not exceed in the aggregate 10% of the shares issued in the Conversion. Requests to purchase additional Subscription Shares in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Holding Company in its sole discretion.

     In the event of an increase in the total number of shares offered in the Subscription Offering due to an increase in the Estimated Valuation Range of up to 15% (the "Adjusted Maximum"), the additional shares will be used in the following order of priority: (i) to fill the Employee Plans' subscription to the Adjusted Maximum; (ii) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of such subscribers according to such respective priorities exclusive of the Adjusted Maximum; and (iii) to fill unfulfilled subscriptions in the Community Offering exclusive of the Adjusted Maximum with preference given to Preferred Subscribers.

     For purposes of this Section 14, the Directors of the Bank and the Holding Company shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of the Bank or the Holding Company.

     Each Person purchasing Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

15.  PAYMENT FOR SUBSCRIPTION SHARES

     All payments for Common Stock subscribed for in the Subscription, Community and Syndicated Community Offerings must be delivered in full to the Holding Company, together with a properly completed and executed Order Form and certification or acknowledgment form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans at the Subscription Price per share upon consummation of the Conversion.

     Notwithstanding the foregoing, the Holding Company shall have the right, in its sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Offering and to thereafter submit payment by wire transfer for the Common Stock for which they are subscribing in the Offering at any time prior to 48 hours before the completion of the Conversion, unless such 48 hour period is waived by the Holding Company in its sole discretion.

     Payment for Common Stock subscribed for shall be made either by check, money order, certified or teller's check or bank draft. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares subscribed for by authorizing the Bank on the Order Form to make a withdrawal from the subscriber's Deposit Account at the Bank in an amount equal to the Subscription Price for each of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber's Deposit Account but may not be used by the subscriber during the Subscription and Community Offerings. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at not less than the passbook annual rate on payments for Common Stock received in cash or by check. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Conversion. If for any reason the Conversion is not consummated, all payments made by subscribers in the Subscription, Community and Syndicated Community Offerings will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Conversion, and therefore, will not do so.

16.  MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

     As soon as practicable after the Prospectus prepared by the Holding Company and Bank has been declared effective by the SEC, Order Forms will be distributed to the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders, Other Members and Minority Stockholders at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available for use by those Persons entitled to purchase in the Community Offering. Notwithstanding the foregoing, the Bank may elect to send Order Forms only to those Persons who request them after receipt of such notice in a form approved by the OTS and which is adequate to apprise the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders, Other Members and Minority Stockholders of the pendency of the Subscription Offering. Such notice may be included with the proxy statement for the Special Meeting of Members and the proxy statement for the Special Meeting of Stockholders and may also be included in the notice of the pendency of the Conversion and the Special Meeting of Members sent to all Members in accordance with regulations of the OTS.

     Each Order Form will be preceded or accompanied by the Prospectus describing the Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each Order Form will contain, among other things, the following:

     A. A specified date by which all Order Forms must be received by the Holding Company, which date shall be not less than 20, nor more than 45 days, following the date on which the Order Forms are mailed by the Holding Company, and which date will constitute the termination of the Subscription Offering;

     B. The Subscription Price per share for shares of Common Stock to be sold in the Subscription and Community Offerings;

     C. A description of the minimum and maximum number of Subscription Shares which may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

     D. Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such person elects to subscribe and the available alternative methods of payment therefor;

     E. An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus prior to execution of the Order Form;

     F. A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber's Deposit Account at the Bank); and

     G. A statement to the effect that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

     Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

17.  UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

     In the event Order Forms (a) are not delivered and are returned to the Holding Company or the Bank by the United States Postal Service or the Holding Company is unable to locate the addressee, (b) are not received back by the Holding Company or are received by the Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, or, in the case of institutional investors in the Community Offering, by delivering irrevocable orders together with a legally binding commitment to pay in cash, check, money order or wire transfer the full amount of the Subscription Price prior to 48 hours before the completion of the Conversion, unless waived by the Holding Company, for each of the shares of Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation of the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the OTS.

18.  RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

     The Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country or in a State of the United States with respect to which all of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such State; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

19.  ESTABLISHMENT OF LIQUIDATION ACCOUNT

     The Bank shall establish at the time of the Conversion a Liquidation Account in an amount equal to the greater of: (a) approximately 51% (the Mutual Holding Company stock ownership interest in the Bank) of the Bank's total stockholders' equity as reflected in the latest statement of financial condition contained in the final Prospectus utilized in the Conversion; or (b) the retained earnings of the Bank at the time the Bank underwent its initial mutual holding company reorganization. Following the Conversion, the Liquidation Account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided.

     In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any liquidation distribution may be made to any holders of the Bank's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

     The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such account holder and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

     If, at the close of business on any June 30 annual closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

     The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below (i) the amount required for the Liquidation Account; or (ii) the net worth requirements contained in Part 567 of the Rules and Regulations of the OTS.

20.  VOTING RIGHTS OF STOCKHOLDERS

     Following consummation of the Conversion, voting rights with respect to the Bank shall be held and exercised exclusively by the holders of its capital stock. The holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

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21.  RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

     A. All Subscription Shares purchased by Directors or Officers of the Holding Company or the Bank in the Offering shall be subject to the restriction that, except as provided in Section 21B, or as may be approved by the OTS, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

     B. The restriction on disposition of Subscription Shares set forth in
Section 21A above shall not apply to the following:

          (i) Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by the OTS; and

          (ii) Any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of this Plan.

     C. With respect to all Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

          (i) Each certificate representing shares restricted by this Section, shall bear a legend prominently stamped on its face giving notice of the restriction;

          (ii) Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

          (iii) Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such shares.

22. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

     For a period of three years following the Conversion, no Officer, Director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of Common Stock of the Holding Company except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock of the Holding Company, the exercise of any options pursuant to a stock option plan or purchases of common stock of the Holding Company made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans or the Recognition Plans) which may be attributable to any Officer or Director. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

23.  TRANSFER OF DEPOSIT ACCOUNTS

     Each person holding a Deposit Account at the Bank at the time of the Conversion shall retain an identical Deposit Account at the Bank following the Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights).

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24.  REGISTRATION AND MARKETING

     Within the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three years thereafter, except that the maintenance of registration for three years requirement may be fulfilled by any successor to the Bank or any holding company of the Bank. In addition, the Bank or Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange or the Nasdaq Stock Market.

25.  TAX RULINGS OR OPINIONS

     Consummation of the Conversion is expressly conditioned upon prior receipt by the Mutual Holding Company and the Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion of counsel or tax advisor with respect to Iowa tax laws, to the effect that consummation of the transactions contemplated by the Conversion and this Plan will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Mutual Holding Company, the Holding Company or the Bank, or the account holders receiving subscription rights before or after the Conversion, except in each case to the extent, if any, that subscription rights are deemed to have value on the date such rights are issued.

26.  STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

     A. The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase Subscription Shares in the Conversion, to the extent permitted by the terms of such benefit plans and this Plan.

     B. As a result of the Conversion, the Holding Company shall be deemed to have ratified and approved the Bank's 1992 Incentive Stock Option Plan, and 1992 Stock Option Plan for Outside Directors (the "Option Plans") and the Recognition and Retention Plan (the "Retention Plan"), and shall have agreed to issue (and reserve for issuance) Holding Company Common Stock in lieu of Bank common stock pursuant to the terms of such benefit plans. Upon consummation of the Conversion, the Bank common stock held by such benefit plans shall be converted into Holding Company Common Stock based upon the Exchange Ratio. Also upon consummation of the Conversion, (i) all rights to purchase, sell or receive Bank common stock and all rights to elect to make payment in Bank common stock under any agreement between the Bank and any Director, Officer or Employee thereof or under any plan or program of the Bank (including, without limitation, the Bank's Employee Stock Ownership Plan and the Recognition Plan), shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Holding Company Common Stock and an identical right to make payment in Holding Company Common Stock under any such agreement between the Bank and any Director, Officer or Employee thereof or under such plan or program of the Bank, and (ii) rights outstanding under the Option Plan shall be assumed by the Holding Company and thereafter shall be rights only for shares of Holding Company Common Stock, with each such right being for a number of shares of Holding Company common stock based upon the Exchange Ratio and the number of shares of Bank common stock that were available thereunder immediately prior to consummation of the Conversion, with the price adjusted to reflect the Exchange Ratio but with no change in any other term or condition of such right.

     C. The Holding Company and the Bank are authorized to enter into employment agreements with their executive officers.

     D. The Holding Company and the Bank are authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that no such plans will be established, no stock options shall be granted, and no shares of Conversion Stock shall be purchased pursuant to any of such plans prior to six months after the consummation of the Conversion and the receipt of stockholder approval of such plans. All such plans implemented within one year following the consummation of the Conversion shall be submitted to the Midwest Regional Director of the OTS for approval in accordance with OTS regulations.

27.  RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

     A. In accordance with OTS regulations, for a period of three years from the date of consummation of the Conversion, no Person, other than the Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank without the prior written consent of the OTS.

     B. The Certificate of Incorporation of the Holding Company will contain a provision stipulating that in no event shall any record owner of any outstanding shares of the Holding Company's Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote in respect to any shares held in excess of 10%. In addition, the Certificate of Incorporation and Bylaws of the Holding Company contain provisions which provide for staggered terms of the directors, noncumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

28.  PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

     A. The Holding Company may repurchase any shares of its capital stock during the first three years following consummation of the Conversion, except as prohibited by OTS regulations or authorization.

     B. The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below (i) the amount required for the Liquidation Account or (ii) the federal regulatory capital requirement in Section 567.2 of the Rules and Regulations of the OTS. Otherwise, the Bank may declare dividends or make capital distributions in accordance with applicable law and regulations.

29.  CHARTER AND BYLAWS

     By voting to adopt this Plan, Members of the Mutual Holding Company will be voting to adopt the Certificate of Incorporation and Bylaws for a Delaware corporation attached as Exhibits D and E to this Plan.

30.  CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

     The Effective Date of the Conversion shall be the date upon which the Articles of Combination shall be filed with the OTS with respect to the MHC Merger and the Bank Merger, with the Bank being the surviving institution in each case. The Articles of Combination shall be filed with the OTS after all requisite regulatory, member and stockholder approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The sale of all Subscription Shares in the Subscription Offering, Community Offering and/or Syndicated Community Offering shall occur simultaneously on the closing date of the Conversion.

31.  EXPENSES OF CONVERSION

     The Mutual Holding Company, the Bank and the Holding Company may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and such parties shall use their best efforts to assure that such expenses shall be reasonable.

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

32.  AMENDMENT OR TERMINATION OF PLAN

     If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from regulatory authorities or otherwise at any time prior to solicitation of proxies from Members and Bank stockholders to vote on this Plan by the Board of Directors of the Mutual Holding Company, and at any time thereafter by the Board of Directors of the Mutual Holding Company with the concurrence of the OTS. Any amendment to this Plan made after approval by the Members and Bank stockholders with the approval of the OTS shall not necessitate further approval by the Members unless otherwise required by the OTS. This Plan may be terminated by the Board of Directors of the Mutual Holding Company at any time prior to the Special Meeting of Members and the Special Meeting of Stockholders to vote on this Plan, and at any time thereafter with the concurrence of the OTS.

     By adoption of this Plan, the Members of the Mutual Holding Company authorize the Board of Directors of the Mutual Holding Company to amend or terminate this Plan under the circumstances set forth in this Section.

33.  CONDITIONS TO CONVERSION

     Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

     A. Prior receipt by the Mutual Holding Company and the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisers as described in
          Section 25;

     B.   The sale of all of the Subscription Shares offered in the Conversion;
          and

     C.   The completion of the Conversion within the time period specified in
          Section 3.

34.  INTERPRETATION

     All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the OTS.

Dated:   October 1, 1998


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